UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

POWERSTORM CAPITAL CORP.

 (Exact name of registrant as specified in its charter)

Delaware	000-54403	45-3733512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31244 Palos Verdes Dr W, Ste 245 Rancho Palos Verdes, CA 90275-5370
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 1-424-327-2991

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Powerstorm Capital Corp. (the “Company”) appointed Eric W. Golden as a member of the Board of Advisors of the Company and January 14, 2014, for a term of one year (the “Appointment”).

Eric W. Golden, 45, Member of the Board of Advisors

Eric Golden has served in senior executive roles in a range of ventures from startups to multi-billion-dollar holding companies. From 2006 to 2013, Eric was the founder and CEO of Equipois Inc., a startup that pioneered a unique exoskeletal arm technology for manufacturing, military, medical and other industries. Equipois received a 2011 Wall Street Journal Technology Innovation Award and was named the Most Innovative Company, North America by the 2010 International “Stevie” Awards, among other honors. Mr. Golden also founded Imagility Inc., a venture dedicated to acquiring and growing innovative technologies. He served as CEO of Imagility and two of its operating companies, Luminys Systems Corp. and Actua Systems Inc. Before these ventures, Mr. Golden was the Executive Vice President and General Counsel of Panavision Inc.; Senior Vice President and General Counsel of the Washington Redskins; and Vice President and Special Counsel to the Chairman for MacAndrews & Forbes Holdings, Inc. He received a J.D. from Harvard Law School and a B.A. from Brown University

Family Relationships

No family relationship has ever existed between Mr. Golden and the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensation

In consideration of his services, Mr. Golden shall be issued 10,000 shares of the Company’s common stock, par value $0.01 per share, upon the completion of the one year term of his appointment.

Item 8.01	Other Events.

On January 14, 2014, the Company issued a press release announcing the appointment of Mr. Golden, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release, dated January 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSTORM CAPITAL CORP.

Date: February 10, 2014	By:	/s/Michel Freni
Michel Freni
Chief Executive Officer and Chief Financial Officer